As filed with the Securities and Exchange Commission on July 9, 2003
                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               OHIO POWER COMPANY
             (Exact name of Registrant as Specified in Its Charter)

                                      Ohio
         (State or Other Jurisdiction of Incorporation or Organization)

                                   31-4271000
                        (IRS Employer Identification No.)
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 716-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                      ------------------------------------
                          Geoffrey S. Chatas, Treasurer
           Jeffrey D. Cross, Senior Vice President and General Counsel
                   American Electric Power Service Corporation
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 716-1580
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                    Copy to:
                            Vincent Pagano, Jr., Esq.
                         Simpson Thacher & Bartlett LLP
                              425 Lexington Avenue
                            New York, New York 10017
                                 (212) 455-2000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

                                      Proposed    Proposed
                                      Maximum     Maximum
 Title of Each Class                  Offering    Aggregate          Amount of
 of Securities         Amount to be   Price       Offering         Registration
 To Be Registered      Registered     Per Unit    Price                Fee

5.50% Senior Notes,
Series F due 2013      $250,000,000     100%     $250,000,000          $20,225

6.60% Senior Notes,
Series G due 2033      $250,000,000     100%     $250,000,000          $20,225

Total                  $500,000,000              $500,000,000          $40,450


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                   Subject to Completion, dated July 9, 2003


                              [Red Herring Legend]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offeror sale is not permitted.


PROSPECTUS

                                  $500,000,000

                               Ohio Power Company
                              (an Ohio corporation)
              $250,000,000 5.50% Senior Notes, Series F due 2013
              $250,000,000 6.60% Senior Notes, Series G due 2033

Offer to exchange all of its outstanding 5.50% Senior Notes, Series D due 2013 (the 2013 Notes) for an equal amount of 5.50% Senior Notes, Series F due 2013, which have been registered under the Securities Act of 1933, (the 2013 Exchange Notes) and to exchange all of its outstanding 6.60% Senior Notes, Series E due 2033 (the 2033 Notes, together with the 2013 Notes, the Notes) for an equal amount of 6.60% Senior Notes, Series G due 2033 (the 2033 Exchange Notes, together with the 2013 Exchange Notes, the Exchange Notes), which have been registered under the Securities Act of 1933.

The Exchange Offer                  The Exchange Notes

o     We will exchange all          o     The Exchange Notes are
   outstanding Notes that are          being offered in order to
   validly tendered and not            satisfy certain of our
   validly withdrawn for an equal      obligations under the
   principal amount of Exchange        registration rights agreement
   Notes that are freely               entered into in connection
   tradeable, except in limited        with the placement of the
   circumstances described below.      outstanding Notes.

o     You may withdraw tenders of   o     The terms of the Exchange
   outstanding Notes at any time       Notes to be issued in the
   prior to the expiration of the      exchange offer are
   exchange offer.                     substantially identical to
                                       the outstanding Notes, except
o     The exchange offer expires       that the Exchange Notes will
   at 5:00 p.m., New York City         be freely tradeable, except
   time, on ____________, 2003,        in limited circumstances
   unless extended.  We do not         described below.
   currently intend to extend the
   expiration date.                 Resales of Exchange Notes

o The exchange of outstanding o The Exchange Notes may be Notes for Exchange Notes in the sold in the over-the-counter
   exchange offer will not be a        market, in negotiated
   taxable event for U.S. federal      transactions or through a
   income tax purposes.                combination of such methods.
                                       We do not plan to list the
o     We will not receive any          Exchange Notes on a national
   proceeds from the exchange          market.
   offer.

If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 90 days after the consummation of the exchange offer and the date on which all broker-dealers have sold all Exchange Notes held by them (unless such exchange offer period is extended). A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities. See PLAN OF DISTRIBUTION.

If you are an affiliate of Ohio Power Company or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

You should consider carefully the Risk Factors beginning on page 10 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ____________, 2003.



                                TABLE OF CONTENTS

                                Page                                     Page

About This Prospectus............ i   Ohio Power Power Company............22
Special Note Regarding                The Exchange Offer..................26
  Forward-Looking Statements..... i   Description of the
Where You Can Find More                 Exchange Notes....................35
Information...................... 1   Exchange Offers and
Prospectus Summary............... 2     Registration Rights...............42
Risk Factors.....................10   Certain United States
Ratio of Earnings to Fixed              Federal Income Tax
Charges..........................20     Consequences......................44
Use of Proceeds..................20   Ratings.............................49
Selected Historical                   Plan of Distribution................49
  Consolidated Financial              Legal Matters.......................50
  Information....................21   Experts.............................50


                            ----------------------

                              ABOUT THIS PROSPECTUS

      In this prospectus, the terms "we," "our," "us," "Company" and "Ohio Power" mean Ohio Power Company. Unless the context otherwise requires, "notes" refers to the outstanding Notes and the Exchange Notes.

      You should rely only on the information contained in this document. Neither Ohio Power nor the exchange agent has authorized anyone to provide you with information different from that contained in this document. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery of this document or the time of any exchange of securities in the exchange offer.

      This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available without charge upon written or oral request. See WHERE YOU CAN FIND MORE INFORMATION beginning on page 1.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Although Ohio Power believes that in making any such forward-looking statements its expectations are based on reasonable assumptions, such forward-looking statements involve uncertainties and are qualified in their entirety by reference to the following important factors, among others, that could cause Ohio Power's actual results to differ materially from those projected in such forward-looking statements:

o     Abnormal weather conditions;
o     Available sources of fuels;
o     Availability of generating capacity;
o     The speed and degree to which competition is implemented in our markets;
o Implementation of legislation passed by the Ohio legislature to restructure the electric utility industry in Ohio;
o New legislation and government regulation, oversight and/or investigation of the energy sector or its participants;
o     Our ability to successfully control our costs;
o The economic climate and growth in our service territory and changes in market demand and demographic patterns;
o     Inflationary trends;
o     Changes in electricity and gas market prices;
o     Changes in interest rates;
o     Liquidity in the banking, capital and wholesale power markets;
o     Actions of rating agencies;
o Changes in technology, including the increased use of distributed generation within our transmission and distribution service territory; and
o     Other risks and unforeseen events.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under Risk Factors and Ohio Power Company included herein and "Business" and "Management's Discussion and Analysis" in our annual report on Form 10-K for the year ended December 31, 2002, in our Quarterly Report on Form 10-Q for the period ended March 31, 2003, our Current Reports on Form 8-K dated February 4, 2003 and May 14, 2003, and other documents on file with the SEC. You may obtain copies of these documents as described under WHERE YOU CAN FIND MORE INFORMATION.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Notes.

o Annual Report on Form 10-K for the year ended December 31, 2002 (as updated by the Company's Current Report on Form 8-K dated May 14, 2003);
o Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and o Current Reports on Form 8-K dated February 4, 2003 and May 14, 2003.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Mr. R. Todd Rimmer
      American Electric Power Service Corporation
      1 Riverside Plaza
      Columbus, Ohio 43215
      614-716-1000

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

      Any request for copies of documents should be made no later than [five business days before the expiration date], 2003 to ensure timely delivery of such documents prior to the expiration date of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended. If you request any such documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider. You should read carefully this entire prospectus.

                               Ohio Power Company

Overview

      Ohio Power, a wholly owned subsidiary of American Electric Power Company, Inc. (AEP), is an integrated electric utility company directly engaged in the generation, purchase, transmission, distribution and sale of electric energy in the northwestern, east central, eastern and southern sections of Ohio and in supplying electric power at wholesale to other electric utility companies and municipalities. The State of Ohio has enacted restructuring legislation which provides for the legal separation of our generation related assets from our transmission and distribution assets. Ohio Power presently operates as a functionally separated electric utility and no longer charges bundled rates for its retail sales of electricity. As such, Ohio Power provides (i) distribution services to retail customers at rates approved by The Public Utilities Commission of Ohio (PUCO); (ii) transmission services at rates approved by the Federal Energy Regulatory Commission (FERC); and (iii) "default" retail electric generation service at rates that are currently frozen but will eventually be based on market prices. Ohio Power has received approval from the PUCO and FERC and has sought approval from the SEC to legally separate and transfer all or substantially all of its electric transmission and distribution assets (Transmission and Distribution Business) to Ohio Wires, LLC (Ohio Wires), which would be a newly formed subsidiary. Ohio Power, however, is currently determining the regulatory feasibility of complying with restructuring legislation through continued functional separation. Assuming regulatory compliance, it is currently our intention to remain functionally separated. For more information on actions that need to be taken in order for Ohio Power to remain functionally separated, see OHIO POWER COMPANY - Functional Separation.

      Ohio Power will be the sole obligor of the Exchange Notes and, to the extent legal separation occurs and an Exchange Note is exchanged for a substantially identical note of Ohio Wires (an Ohio Wires Note) as described under DESCRIPTION OF THE EXCHANGE NOTES - Exchange of Exchange Notes Upon Legal Separation, Ohio Wires will be the sole obligor of the Ohio Wires Notes. Neither AEP nor any of its other subsidiaries or affiliates will guarantee or provide other credit or funding support for the Exchange Notes or the Ohio Wires Notes.

      Currently, Ohio Power's principal operations are:

o Electric Distribution - Ohio Power serves approximately 702,000 retail customers in the northwestern, east central, eastern and southern sections of Ohio. Distribution services are provided under tariffs approved by the PUCO. The PUCO has agreed with Ohio Power to effectively freeze its distribution rates through December 31, 2007.

o Electric Transmission - Ohio Power's electric transmission business provides nondiscriminatory wholesale open access to Ohio Power's transmission facilities. Ohio Power also uses its transmission system in the delivery of electricity to its wholesale and retail customers. Transmission services are provided under tariffs approved by the FERC.

o Electric Generation - Ohio Power owns 8,464 MW of coal fired generation and 48 MW of hydroelectric generation. Ohio Power and four other affiliated regulated utilities located in AEP's east zone are parties to the Interconnection Agreement dated July 6, 1951, as amended (the Power Pool), defining the method by which the parties share the costs and benefits associated with their generating plants. Substantially all of Ohio Power's power sale and purchase transactions are conducted through the Power Pool. Ohio Power has historically owned more generation than required to serve its retail customers and has therefore been a net seller to the Power Pool.

      Ohio Power is currently regulated by the FERC, SEC and PUCO. Beginning January 1, 2001, with the implementation of the restructuring legislation, the PUCO effectively ceased rate regulation of Ohio Power's generation and transmission functions. The FERC regulates Ohio Power's transmission and wholesale power transactions and the SEC continues its regulatory oversight of Ohio Power as a utility owned by an electric utility holding company registered under the Public Utility Holding Company Act of 1935 (the 1935 Act).

Ohio Restructuring and Ohio Power

      Ohio restructuring legislation requires vertically integrated electric utility companies that offer competitive retail electric service in Ohio to separate their generating functions from their transmission and distribution functions. The legislation also provides for a market development period (Development Period) during which retail customers can choose their electric power suppliers or have the protection of default retail electric service (Default Service) at frozen generation rates from the incumbent utility. The Development Period began on January 1, 2001 and will terminate no later than December 31, 2005.

      Following the Development Period, retail customers will receive distribution and, where applicable, transmission service from the incumbent utility whose distribution rates will be approved by the PUCO and whose transmission rates will be approved by the FERC. Retail customers will continue to have the right to choose their electric power suppliers or have the protection of Default Service which must be offered by the incumbent utility at market rates.

      Ohio Power is currently operating on a functionally separated basis and no longer charges bundled rates for its retail sales of electricity. As such, it provides distribution service at rates approved by the PUCO (which rates will be frozen at the end of the Development Period through December 31, 2007), transmission service at rates approved by FERC (the aggregate of the transmission and distribution rates are frozen per current legislation through the Development Period such that any adjustment of its transmission rates by the FERC will be mitigated by a corresponding adjustment to its distribution rates by the PUCO) and Default Service at current generation rates which are frozen during the Development Period. Although it could purchase power from third parties (and reserve all of its own generation capacity for sales into the wholesale power market), Ohio Power currently meets its Default Service obligation from its own sources of generation. While Ohio Power has formed competitive retail electric service affiliates for the purpose of competing in the retail generation market in Ohio, Ohio Power has not actively pursued that market.

      Ohio Power is presently operating as a functionally separated electric utility company, but it has sought and, from certain governmental entities, obtained regulatory approval to legally separate. Ohio Power, however, is currently determining the regulatory feasibility of complying with restructuring legislation through continued functional separation. Assuming regulatory compliance, it is currently our intention to remain functionally separated.

      If we are unable to remain functionally separated and we legally separate, the Transmission and Distribution Business would be transferred to a newly formed subsidiary, Ohio Wires, and Ohio Power would own and operate the generation business. Ohio Wires would be regulated by the FERC with respect to its transmission rates, by the SEC as a utility owned by an electric utility holding company registered under the 1935 Act and by the PUCO with respect to its distribution rates. Upon legal separation, Ohio Power would be regulated by the FERC with respect to its wholesale power sales and by the SEC as a utility owned by an electric utility holding company registered under the 1935 Act but would no longer be subject to traditional state public service commission regulation.

      We are incorporated in Ohio and the address of our principal executive offices is 1 Riverside Plaza, Columbus, Ohio 43215. Our telephone number is
(614) 716-1000.

                  Summary of the Terms of the Exchange Offer

      On February 14, 2003, we completed the private offering of the outstanding Notes. References to the "notes" in this prospectus are references to both the outstanding Notes and the Exchange Notes. This prospectus is part of a registration statement covering the exchange of the outstanding Notes for the Exchange Notes.

      The outstanding Notes were issued and the Exchange Notes offered hereby will be issued under an Indenture dated as of February 1, 2003 between us and Bank One, N.A., as Trustee, as supplemented and amended by supplemental indentures or company orders.

      In connection with the private offering, we entered into a registration rights agreement, dated as of February 1, 2003, with the initial purchasers in the private offering, or the Registration Rights Agreement, in which we agreed, among other things, to deliver this prospectus to you as part of the exchange offer and we agreed to complete the exchange offer within 300 days after the date of original issuance of the outstanding Notes. You are entitled to exchange in the exchange offer your outstanding Notes for Exchange Notes, which are identical in all material respects to the outstanding Notes except:

o     the Exchange Notes have been registered under the Securities Act;

o the Exchange Notes are not entitled to certain registration rights which are applicable to the outstanding Notes under the Registration Rights Agreement; and

o the special interest premium is no longer applicable (except, under certain conditions, in connection with legal separation).

We are not asking you for a proxy and you are requested not to send us a proxy.

The Exchange Offer.............  We are offering to exchange up to $250,000,000 aggregate principal amount of 2013 Exchange
                                 Notes, for up to $250,000,000 aggregate
                                 principal amount of outstanding 2013 Notes and to exchange up to $250,000,000 aggregate principal amount of 2033 Exchange Notes, for up to $250,000,000 aggregate principal amount of outstanding 2033 Notes. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Resale.........................  Based on an interpretation by the staff of the
                                 Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of Ohio Power Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the Exchange Notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes. Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See PLAN OF DISTRIBUTION.
                                 Any holder of outstanding Notes who:

                                 o is an affiliate of Ohio Power
                                   Company,

                                 o does not acquire Exchange
                                   Notes in the ordinary course of
                                   its business, or

                                 o tenders in the exchange offer
                                   with the intention to
                                   participate, or for the purpose
                                   of participating, in a
                                   distribution of Exchange Notes

                                 cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Expiration Date; Withdrawal of   The exchange offer will expire at 5:00 p.m.,
Tender.........................  New York City time, on ____________, 2003, or such later date and time to which we extend it, which date we refer to as the "expiration date." We do not currently intend to extend the expiration date. A tender of outstanding Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the        The exchange offer is subject to customary
Exchange Offer.................  which we may waive. Please read the section of this prospectus captioned THE EXCHANGE OFFER -
                                 Certain Conditions to the Exchange Offer for more information regarding the conditions to the exchange offer.

Procedures for Tendering         If you wish to participate in the exchange
Outstanding Notes..............  offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding
                                 Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding Notes through The Depository
                                 Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of
                                 DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 o any Exchange Notes that you receive will
                                   be acquired in the ordinary course of your business;

                                 o you have no arrangement or
                                   understanding with any person or
                                   entity to participate in a
                                   distribution of the Exchange
                                   Notes;

                                 o if you are a broker-dealer that will receive
                                   Exchange Notes for your own account in
                                   exchange for outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

                                 o you are not an "affiliate," as defined in
                                   Rule 405 of the Securities Act, of Ohio Power Company or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for           If you are a beneficial owner of outstanding
Beneficial Owners..............  Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding Notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Notes, either make appropriate arrangements to register ownership of the outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures.  If you wish to tender your outstanding Notes and (i) your outstanding Notes are not
                                 immediately available or (ii) you cannot deliver your outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or (iii) you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under THE EXCHANGE OFFER - Guaranteed Delivery Procedures.

Effect on Holders of             As a result of the making of, and upon
Outstanding Notes..............  acceptance for exchange of all validly tendered outstanding Notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the Registration Rights
                                 Agreement and, accordingly, there will be no increase in the interest rate on the outstanding Notes under the circumstances described in the Registration Rights Agreement.
                                 If you are a holder of outstanding Notes and you do not tender your outstanding Notes in the exchange offer, you will continue to hold such outstanding Notes and you will be entitled to all the rights and limitations applicable to the outstanding Notes in the Indenture, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer. To the extent that outstanding
                                 Notes are tendered and accepted in the exchange offer, the trading market for outstanding Notes could be adversely affected.

Consequences of Failure to       All untendered outstanding Notes will continue
Exchange.......................  to be subject to the restrictions on transfer provided for in the outstanding Notes and in the Indenture. In general, the outstanding
                                 Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding Notes under the Securities Act.

Certain Income Tax               The exchange of outstanding Notes for Exchange
Considerations.................  Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See CERTAIN UNITED STATES
                                 FEDERAL INCOME TAX CONSIDERATIONS.

Use of Proceeds................  We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent.................  Bank One, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned THE EXCHANGE OFFER - Exchange Agent.


                  Summary of the Terms of the Exchange Notes

Issuer..............       Ohio Power Company.

The Exchange Notes..       $250,000,000 principal amount of 5.50% Senior Notes,
                           Series F due 2013 and $250,000,000 principal amount of 6.60% Senior Notes, Series G due 2033.

Maturity............       February 15, 2013 for 2013 Exchange Notes and
                           February 15, 2033 for 2033 Exchange Notes.

Interest Rate.......       5.50% per annum for 2013 Exchange Notes and 6.60% per
                           annum for 2033 Exchange Notes.

Interest Payment Dates     February 15 and August 15 of each year, beginning on
                           August 15, 2003.

Exchange of Exchange       If all or substantially all of our Transmission and
Notes upon Legal           Distribution Business is transferred to Ohio Wires
Separation..........       while the Exchange Notes are outstanding (whether or
                           not such Transmission and Distribution Business constitutes "substantially all" of our assets), Noteholders will have the option to exchange their Exchange Notes for Ohio Wires Notes registered under the Securities Act. Alternatively, a Noteholder may elect to retain his or her Exchange Notes. If any Noteholder fails to elect to retain its Exchange
                           Notes, unless otherwise required by law, such Noteholder will be deemed to have exercised its option to exchange its Exchange Notes for Ohio Wires
                           Notes. Furthermore, Ohio Wires will be obligated to consummate the exchange offer for Ohio Wires Notes within a specified period of time and failure to do so will result in Ohio Power paying additional interest on the Notes or Exchange Notes. For more information, see EXCHANGE OFFERS AND REGISTRATION
                           RIGHTS. Also, see DESCRIPTION OF THE EXCHANGE NOTES -
                           Exchange of Exchange Notes Upon Legal Separation and
                           EXCHANGE OFFERS AND REGISTRATION RIGHTS herein.

Ranking.............       The Exchange Notes are unsecured and will rank
                           equally with all our unsecured and unsubordinated indebtedness and will be effectively subordinated to all of our secured debt, including $136,915,000 of first mortgage bonds as of March 31, 2003.

Ratings.............       The Exchange Notes are assigned a rating of A3
                           (stable outlook) by Moody's Investors Service, Inc.
                           (Moody's), BBB (stable outlook) by Standard & Poor's
                           Ratings Service (S&P) and BBB+ (stable outlook) by
                           Fitch Ratings, Inc. (Fitch). Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the rating agency and should be evaluated independently of any other ratings.

Optional Redemption.       We may redeem the Exchange Notes of each series at
                           any time, in whole or in part, at a "make whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate
                           (as defined in DESCRIPTION OF THE EXCHANGE NOTES), plus 25 basis points in the case of the 2013
                           Exchange Notes and 30 basis points in the case of the 2033 Exchange Notes, plus in each case accrued and unpaid interest to the redemption date.

Consolidation, Merger      Subject to those conditions described under
or Sale.............       DESCRIPTION OF THE EXCHANGE NOTES - Exchange of
                           Exchange Notes upon Legal Separation, we may merge or consolidate with any corporation or sell all or substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, premium, if any, and interest on the Exchange Notes.

Limitation on Secured      Subject to certain permitted issuances, so long as
Debt................       any of the Exchange Notes are outstanding, we will
                           not create or permit to be created or to exist or permit any of our subsidiaries to create or to permit to exist any additional mortgage, pledge, security interest, or other lien on any utility properties or tangible assets now owned or hereafter acquired by us or our subsidiaries to secure any indebtedness for borrowed money, without providing that the outstanding Notes will be similarly secured. See
                           DESCRIPTION OF THE EXCHANGE NOTES - Limitation on
                           Secured Debt.

Use of Proceeds.....       There will be no cash proceeds to us from the
                           exchange offer.

Form and Denomination      The Notes of each series will be issuable in
                           denominations of $1,000 or any integral multiples of $1,000 in excess thereof.

Trustee.............       Bank One, N.A.

Governing Law.......       The Indenture and the Notes will be governed by, and
                           construed in accordance with, the laws of the State of New York.

      You should carefully consider the risk factors set forth under the caption of this "Risk Factors" and the other information included in this prospectus before tendering your outstanding Notes in the exchange offer.


                                  RISK FACTORS

      You should carefully consider the following factors and other information contained in this prospectus before deciding to tender outstanding Notes in the exchange offer. The risk factors set forth below are generally applicable to the outstanding Notes as well as the Exchange Notes. Any of these risks could materially adversely affect our business, financial condition and results of operations, which could in turn materially adversely affect the price of the bonds.

                       RISKS RELATED TO THE EXCHANGE OFFER

If you choose not to exchange your outstanding Notes, the present transfer restrictions will remain in force and the market price of your outstanding Notes could decline.

      If you do not exchange your outstanding Notes for Exchange Notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding Notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes. In general, the outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. You should refer to PROSPECTUS SUMMARY - Summary of the Terms of the Exchange Offer and THE EXCHANGE OFFER for information about how to tender your outstanding Notes.

      The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the Exchange Notes.

      If you do not follow the procedures described herein, you will not receive the Exchange Notes. The Exchange Notes will be issued to you in exchange for your outstanding Notes only after timely receipt by the exchange agent of:

o a properly completed and executed letter of transmittal and all other required documents; or

o a book-entry delivery by electronic transmittal of an agent's message through DTC.

      If you want to tender your outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding Notes for exchange. For additional information, please refer to the sections captioned THE EXCHANGE OFFER and PLAN OF DISTRIBUTION in this prospectus.

        RISKS RELATED TO OUR REGULATED BUSINESS AND EVOLVING REGULATION

We may need regulatory or other approval to remain functionally separated; if we are unable to remain functionally separated, we need SEC approval.

      As discussed more fully under OHIO POWER COMPANY - Functional Separation, we currently operate as a functionally separated electric utility and no longer charge bundled rates for our retail sales of electricity. Ohio has enacted restructuring legislation (S.B.3) which provides for the legal separation of our generation-related assets from our Transmission and Distribution Business. The PUCO has approved our transition plan to legally separate our Transmission and Distribution Business as provided by Ohio restructuring legislation. We are currently determining, however, the regulatory feasibility of complying with restructuring legislation through continued functional separation. Assuming regulatory compliance, it is currently our intention to remain functionally separated.

      Ohio Power's compliance with restructuring legislation through continued functional separation during the Development Period may require the approval of or notification to the PUCO; it may also require notification to the FERC and the SEC. Furthermore, following the end of the Development Period, given the current uncertainty with respect to the method by which default service market rates will be determined, there is some question as to whether Ohio Power would be required under S.B.3 to legally separate. Further action by the PUCO may be necessary to resolve this question. We can give no assurance that we can remain functionally separated.

      If we are unable to remain functionally separated and we are required to legally separate, we would still need SEC approval to legally separate. We can give no assurance that the SEC would not impose material adverse terms as a condition to approving our legal separation.

We operate in a changing regulatory environment.

      Our business plan is based on the regulatory framework as described under OHIO POWER COMPANY - Functional Separation and assumes that deregulated generation in Ohio will not be re-regulated. There can be no assurance that Ohio will not reverse or revise its current regulatory initiatives, and there can be no assurance that recent federal legislative and regulatory initiatives, which have been designed to facilitate competition in the energy sector, will continue or will not be reversed. Alteration of the regulatory landscape in which we operate will impact the effectiveness of our business plan and may harm our financial condition and results of operations.

          RISKS RELATED TO OUR TRANSMISSION AND DISTRIBUTION BUSINESS

      The following risk factors describe the risks which would be associated with our Transmission and Distribution Business. Under this subheading, "Transmission and Distribution Business" also refers to the to-be-formed Ohio Wires that may own our Transmission and Distribution Business if we legally separate. See RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY - We are subject to risks associated with a changing economic environment and Our operating results may fluctuate on a seasonal and quarterly basis reflecting, in part, weather conditions below.

Our Transmission and Distribution Business is operating in a new market environment in which our Transmission and Distribution Business and others have little operating experience.

      The competitive electric market in Ohio is new. Our Transmission and Distribution Business has not had any significant operating history under the market framework created by the Ohio restructuring legislation. While to date the transition has not resulted in material difficulties, unforeseen difficulties could develop which could become material. Additionally, structural changes adopted to address any such difficulties could materially adversely affect our Transmission and Distribution Business' revenues and results of operations.

Rate regulation of our Transmission and Distribution Business may delay or deny full recovery of costs.

      Our Transmission and Distribution Business currently provides distribution service to retail customers in Ohio at rates effectively frozen through December 31, 2007 and approved by the PUCO. These rates are regulated by the PUCO based on an analysis of our expenses incurred in a test year. Thus, the rates we are allowed to charge may or may not match our expenses at any given time. While rate regulation in Ohio is premised on providing a reasonable opportunity to earn a reasonable rate of return on invested capital, there can be no assurance that the PUCO will judge all of our Transmission and Distribution Business' costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our Transmission and Distribution Business' costs.

Disruptions at power generation facilities owned by affiliates or third parties could interrupt our Transmission and Distribution Business' sale of distribution and transmission services.

      Our Transmission and Distribution Business could depend on power generation facilities owned by our affiliates through 2005, and following that time, possibly third parties to provide the electric power which our Transmission and Distribution Business transmits and distributes to our Transmission and Distribution Business' customers. If legal separation occurs, Ohio Wires, the new owner of our Transmission and Distribution Business, will not own or operate any power generation facilities. If power generation is disrupted or if power generation capacity is inadequate, our Transmission and Distribution Business' services may be interrupted, and our revenues, financial condition and results of operations may be adversely affected.

Our Transmission and Distribution Business' revenues and results of operations are subject to risks that are beyond its control.

      Unless mitigated by timely and adequate regulatory recovery, the cost of repairing damage to our Transmission and Distribution Business' facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our Transmission and Distribution Business' revenues, operating and capital expenses and results of operations.

Uncertainty exists regarding FERC proposed security standards.

      In July 2002, the FERC published for comment its proposed security standards as part of the Standards for Market Design. These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities and require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and has significant penalties for non-compliance. These standards apply to marketers, transmission owners and power producers, including our Transmission and Distribution Business. Compliance with these standards would represent a significant effort that would impact our Transmission and Distribution Business. Unless the cost can be recovered from customers, results of operations and cash flows would be adversely affected.

The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

      Our Transmission and Distribution Business' results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new regional transmission organizations, or RTOs, may restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, our Transmission and Distribution Business is unable to assess fully the impact that these power markets may have on its business.

      In May 2002, AEP announced an agreement with the Pennsylvania-New Jersey-Maryland RTO (the PJM) Interconnection to pursue terms for participation in its RTO. In July 2002, the FERC tentatively approved the decision of certain AEP subsidiaries, including us, to join PJM subject to certain conditions being met. The performance of these conditions is only partially under AEP's control. In October 2002, PJM announced that the referenced AEP subsidiaries and other unaffiliated utilities planned to turn functional control of their transmission lines over to PJM during the first quarter of 2003 and were scheduled to become full members by May 2003. Legislation adopted in a jurisdiction in which one of our affiliates operates and other regulatory considerations have delayed our participation in PJM.

      Management is unable to predict the outcome of the legislative and regulatory actions and proceedings or their impact on the timing and operation of RTOs, our Transmission and Distribution Business' operations or future results of operations and cash flows.

              RISKS RELATED TO OUR GENERATION AND RELATED ASSETS

      The following risk factors describe the risks that are associated with our generation business. Unless we legally separate and transfer of our Transmission and Distribution Business, these risks are inherent to the nature of our business. To the extent that we are unable to remain functionally separated and we legally separate and transfer our Transmission and Distribution Business to Ohio Wires, Ohio Wires would not own or operate any power generation facilities, but would, however, be responsible for providing default generation service. This default generation responsibility is currently contemplated to be a "pass-through" component for default service suppliers, such as Ohio Wires. Given the absence of definitive regulatory direction in this area, however, no assurance can be given as to the pass-through nature of default generation service in Ohio. See OHIO POWER COMPANY - Our Operations If We Legally Separate.

We have limited ability to pass on to our customers our costs of production.

      We are exposed to risk from changes in the market prices of coal used to generate power. The protection afforded by retail fuel clause recovery mechanisms was eliminated effective January 1, 2001 by the implementation of customer choice in Ohio. Because the risk of fuel price increases, increased environmental compliance costs and generating unit outage cannot be passed through to customers during the Market Development Period in Ohio (which will end no later than December 31, 2005), we retain these risks.

      Until the end of the Development Period, our Transmission and Distribution Business is required to provide power at capped rates, which may be below current market rates, to retail customers that do not choose an alternative power generation supplier. We currently provide the power that our Transmission and Distribution Business is required to provide to non-switching customers. This means that we bear the risk of fuel and power price increases, increased costs of environmental compliance and generating unit outage. Following the end of the Development Period, there is no obligation to sell to such customers at capped generation rates. By law, the cost of generation service for customers that do not choose an alternative power generation supplier must be at market rates. The determination of what constitutes market rates has not been resolved by the PUCO. If, following the end of the Development Period, our costs to acquire or provide generation service to such customers exceed what is determined to be market rates, our financial condition and results of operations would be adversely affected. See OHIO POWER COMPANY - Ohio Restructuring.

Our default service does not restrict customers from switching power suppliers.

      Those default service customers that we serve may choose to purchase power from alternative suppliers. Should they choose to switch from us, our sales of power may decrease. Customers originally choosing alternative suppliers may later switch to our default service obligations. This may increase demand above our facilities' available capacity. Thus, any such switching by customers could have an adverse effect on our results of operations and financial position. Conversely, to the extent the power sold by us to meet the default service obligations could have been sold to third parties at more favorable wholesale prices, we will have incurred potentially significant lost opportunity costs.

Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

      We are heavily exposed to changes in the price and availability of coal because virtually all of our generating capacity is coal-fired. We have contracts of varying durations for the supply of coal for most of our existing generation capacity, but as these contracts end, we may not be able to purchase coal on terms as favorable as the current contracts.

      Changes in the cost of coal and changes in the relationship between such cost and the market price of power will affect our financial results. Since the price we obtain for power may not change at the same rate as the change in coal costs, we may be unable to pass on the changes in costs to our customers. In addition, the price we can charge our retail customers in Ohio is frozen through December 31, 2005.

      In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

We may not be able to respond effectively to competition from other generation companies.

      We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. To the extent that competition increases, our profit margins may be negatively affected. Industry deregulation may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels.

      While demand for power is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in our regional markets could increase competition in the wholesale power market in our region, which could harm our business, results of operations and financial condition. Also, industry restructuring in our region could affect our operations in a manner that is difficult to predict, since the effects will depend on the form and timing of the restructuring.

Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

      Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past, and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

We anticipate that we will incur considerable capital costs for environmental compliance.

      Virtually all of our generating capacity is coal burning. We plan to install new emissions control equipment and may be required to upgrade existing equipment, purchase emissions allowances or reduce operations. We expect to spend between $495 and $824 million (of which $404 million had been expended as of March 31, 2003) in connection with the installation of emission control equipment at our facilities to comply with the new nitrogen oxide emission rules under the Clean Air Act. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

      If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the U.S. Environmental Protection Agency (EPA) and various states filed against us highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

      Since 1999, we and some of our affiliates have been involved in litigation regarding generating plant emissions under the Clean Air Act. EPA and a number of states alleged that we and eleven unaffiliated utilities modified certain units at coal-fired generating plants in violation of the Clean Air Act. EPA filed complaints against us and some of our affiliated public utility subsidiaries in U.S. District Court for the Southern District of Ohio. A separate lawsuit initiated by certain special interest groups was consolidated with the EPA case. The alleged modification of the generating units occurred over a 20 year period.

      If these actions are resolved against us, substantial modifications of our existing coal-fired power plants would be required. In addition, we could be required to invest significantly in additional emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt operations at certain plants. Moreover, our results of operations could be reduced and our financial position could suffer due to the consequent distraction of management and the expense of ongoing litigation.

We are unlikely to be able to pass on the cost of environmental compliance to our customers.

      Most of our contracts with wholesale customers do not permit us to recover additional capital and other costs incurred by us to comply with new environmental regulations. Due to the deregulation of generation in Ohio, we cannot currently recover through increased rates additional capital and other costs incurred by us to comply with new environmental regulations with respect to our generation previously regulated in Ohio.

Our operating results may fluctuate on a seasonal and quarterly basis reflecting, in part, weather conditions.

      Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

Changes in technology may significantly affect our business by making our power plants less competitive.

      A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

          RISKS RELATED TO OUR POWER TRADING AND WHOLESALE BUSINESSES

      In October 2002, AEP announced its plans to reduce the exposure to energy trading markets of its subsidiaries that trade power (including us) and to downsize the trading and wholesale marketing operations conducted on behalf of such subsidiaries. Our power trading and marketing operations are limited to risk management around our generation assets and those of our regulated affiliates. If we are unable to remain functionally separated and we legally separate, Ohio Power would own and operate all our current generation facilities and assets. Trading and marketing operations that were not limited to risk management around such assets have contributed to our wholesale revenues and earnings in the past. Management is unable to predict the effect this downsizing of our trading operations will have on our future results of operations and cash flows. The following risk factors appearing under this subheading should be read in light of the announcements discussed in this paragraph.

Our revenues and results of operations are subject to market risks that are beyond our control.

      We sell a portion of the power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity as part of our power marketing and trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through regulated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

      Volatility in market prices for fuel and power may result from:

-     weather conditions;
-     seasonality;
-     power usage;
-     illiquid markets;
-     transmission or transportation constraints or inefficiencies;
-     availability of competitively priced alternative energy sources;
-     demand for energy commodities;
-     natural gas, crude oil and refined products, and coal production levels;
-     natural disasters, wars, embargoes and other catastrophic events; and
- federal, state and foreign energy and environmental regulation and legislation.

Our power trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

      Our power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our power trading and risk management decisions may have on our business, operating results or financial position.

      We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our results of operations and financial position.

      Our power trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate.

Our financial performance may be adversely affected if we are unable to successfully operate our electric generating facilities.

      Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

o     operator error and breakdown or failure of equipment or processes;
o operating limitations that may be imposed by environmental or other regulatory requirements;
o     labor disputes;
o     fuel supply interruptions; and
o catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

      A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

      We are exposed to the risk that counterparties that owe us money or power will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. As reported in the national press, the credit downgrades of numerous participants in this market would suggest that credit rating agencies have concluded that the risk of default by such participants has increased. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict if defaults by counterparties exceed our estimates.

We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

      We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

      The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

We do not fully hedge against price changes in commodities.

      We routinely enter into contracts to purchase and sell electricity as part of our power marketing and trading operations and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the-counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

      We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

We are unable to predict the course, results or impact, if any, of current or future energy market investigations.

      In February 2002, the FERC issued an order directing its staff to conduct a fact-finding investigation into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002, AEP furnished certain information to the FERC in response to their related data request.

      Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron Corp. and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

      The May 8, 2002 FERC data request required senior management to conduct an investigation into AEP's trading activities during 2000 and 2001 and to provide an affidavit as to whether AEP engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. AEP's senior management complied with the order and denied its involvement with those trading practices.

      On May 21, 2002, the FERC issued a further data request with respect to this matter to AEP and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash," "round trip" or "sale/buy back" trading in the Western System Coordinating Council (WSCC), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, wash sales). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to AEP and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing its records, AEP responded to the FERC that it did not participate in any "wash sale" transactions involving power or gas in the relevant market. AEP further informed the FERC that certain of its traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including AEP, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

      The Public Utility Commission of Texas, which has jurisdiction over several of our affiliates, also issued similar data requests to AEP and other power marketers. AEP responded to such data request by the July 2, 2002 response date. The U.S. Commodity Futures Trading Commission (CFTC) issued a subpoena to us on June 17, 2002 requesting information with respect to "wash sale" trading practices. AEP responded to the CFTC.

      In August 2002, AEP received an informal data request from the SEC asking it to voluntarily provide documents related to "round-trip" or "wash" trades and AEP has provided the requested information to the SEC. In March 2003, we received a subpoena from the SEC. The subpoena seeks additional information and is part of the SEC's formal investigative process. We responded to the subpoena in April 2003. AEP recently completed a review of its trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to either our financial statements or AEP's. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

      Management is unable to predict the course or outcome of these or any future energy market investigations or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

Diminished liquidity in the wholesale power markets could negatively impact our earnings.

      The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades of numerous other market participants have significantly reduced such participants' participation in the wholesale power markets. Likewise, numerous market participants have announced material scaling back of or exit from the wholesale power market business. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which has resulted and could continue to result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

Potential for disruption exists if the delay of a FERC market power mitigation order is lifted.

      A FERC order on AEP's triennial market based wholesale power rate authorization update required certain mitigation actions that certain AEP subsidiaries, including us, would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power systems status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of our operations and cash flows.

                RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

We are subject to risks associated with a changing economic environment.

      In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and results of operations could be adversely affected.

      The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

A downgrade in our credit rating or that of AEP could negatively affect our ability to access capital and/or to operate our power trading businesses.

      Standard & Poor's and Moody's rate our senior, unsecured debt at BBB and A3, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

      On February 10, 2003, Moody's downgraded AEP's short-term debt rating to P-3 (with stable outlook) from P-2. On March 7, 2003, Standard & Poor's affirmed AEP's short-term rating of A-2 with stable outlook. As a result of the Moody's downgrade, AEP's access to the commercial paper market may be limited and our short-term debt borrowing costs may increase because we conduct our short-term borrowing through AEP and on the same terms available to AEP.

      Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished, because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

           Twelve Months Ended                 Ratio

           December 31, 1998                    3.28
           December 31, 1999                    3.43
           December 31, 2000                    2.75
           December 31, 2001                    2.77
           December 31, 2002                    3.55
           March 31, 2003                       3.73

      For purposes of computing this ratio (a) earnings consist of income before provision for income taxes and fixed charges and (b) fixed charges consist of interest expense, amortization of debt expense and pretax preferred stock dividend requirements.

                                 USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes. The outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

      We received net proceeds of approximately $494 million from the offering and sale of the outstanding Notes, after deducting discounts, commissions and other expenses of the offering of the outstanding Notes payable by us.

      The net proceeds from the offering of the outstanding Notes were used for general corporate purposes relating to our utility business, including the repayment of advances from our affiliates. Such advances from our affiliates were used by us to repurchase a portion of our debt. Our affiliates used a significant portion of the earlier proceeds to repay a significant portion of AEP's $1.725 billion corporate separation credit facility, of which $1.3 billion was outstanding as of December 31, 2002.


                   SELECTED HISTORICAL FINANCIAL INFORMATION

      The following selected historical financial information for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the audited financial statements of Ohio Power.

      You should read the following table in conjunction with our "Management's Discussion and Analysis of Results of Operations" and financial statements and the related notes that are incorporated by reference in this prospectus.


                                          Year Ended December 31,
                          ------------------------------------------------------
                           2002       2001       2000       1999       1998
                           ----       ----       ----       ----       ----
                                                (in thousands)
INCOME STATEMENTS DATA:
 Operating Revenues      $2,113,125 $2,098,105 $2,140,331 $1,978,826 $2,105,547
 Operating Expenses       1,814,796  1,857,395  1,913,504  1,689,997  1,816,175
                         ---------- ---------- ---------- ---------- ----------
 Operating Income           298,329    240,710    226,827    288,829    289,372
 Nonoperating Items, Net      5,376     18,686     (5,004)     7,000        588
 Interest Charges            83,682     93,603    119,210     83,672     80,035
                         ---------- ---------- ---------- ---------- -----------
 Income Before
  Extraordinary Item        220,023    165,793    102,613    212,157    209,925
 Extraordinary Loss            -       (18,348)   (18,876)      -          -
                         ---------- ---------- ---------- ---------- -----------
 Net Income                 220,023    147,445     83,737    212,157    209,925
Preferred Stock Dividend
  Requirements                1,258      1,258      1,266      1,417      1,474
                         ---------- ---------- ---------- ---------- -----------
 Earnings Applicable to
  Common Stock           $  218,765 $  146,187 $   82,471 $  210,740 $  208,451
                         ========== ========== ========== ========== ===========

                                          Year Ended December 31,
                         -------------------------------------------------------
                          2002       2001        2000       1999       1998
                          ----       ----        ----       ----       ----
                                                (in thousands)
BALANCE SHEETS DATA:
 Electric Utility Plant  $5,685,826 $5,390,576 $5,577,631 $5,400,917 $5,257,841
 Accumulated
  Depreciation            2,566,828  2,452,571  2,764,130  2,621,711  2,461,376
                         ---------- ---------- ---------- ---------- -----------
 Net Electric Utility
  Plant                  $3,118,998 $2,938,005 $2,813,501 $2,779,206 $2,796,465
                         ========== ========== ========== ========== ===========
 Total Assets            $4,457,032 $4,394,073 $6,193,975 $4,675,159 $4,344,680
                         ========== ========== ========== ========== ===========
 Common Stock and
  Paid-in Capital        $  783,684 $  783,684 $  783,684 $  783,577 $  783,536
 Accumulated Other
  Comprehensive Income
  (Loss)                    (72,886)      (196)      -          -          -
 Retained Earnings          522,316    401,297    398,086    587,424    587,500
                         ---------- ---------- ---------- ---------- -----------
 Total Common
  Shareholder's Equity   $1,233,114 $1,184,785 $1,181,770 $1,371,001 $1,371,036
                         ========== ========== ========== ========== ===========

 Cumulative Preferred Stock
  Not Subject to Mandatory
   Redemption            $   16,648 $   16,648 $   16,648 $   16,937 $   17,370
  Subject to
   Mandatory
   Redemption (a)        $    8,850 $    8,850 $   8,8500 $    8,850 $   11,850
                         ========== ========== ========== ========== ===========
 Total Cumulative
  Preferred Stock        $   25,498 $   25,498 $   25,498 $   25,787 $   29,220
                         ========== ========== ========== ========== ===========
Long-term Debt (a)       $1,067,314 $1,203,841 $1,195,493 $1,151,511 $1,084,928
                         ========== ========== ========== ========== ===========
 Obligations Under
  Capital Leases(a)      $   65,626 $   80,666 $  116,581 $  136,543 $  142,635
                         ========== ========== ========== ========== ===========
 Total Capitalization
  and Liabilities        $4,457,032 $4,394,073 $6,193,975 $4,675,159 $4,344,680
                         ========== ========== ========== ========== ===========


(a) Including portion due within one year.

                               OHIO POWER COMPANY

Overview

      Ohio Power, a wholly owned subsidiary of AEP, is an integrated electric utility company directly engaged in the generation, purchase, transmission, distribution and sale of electric energy in the northwestern, east central, eastern and southern sections of Ohio and in supplying electric power at wholesale to other electric utility companies and municipalities. The State of Ohio has enacted restructuring legislation (S.B. 3) which provides for the legal separation of Ohio Power's generation related assets from its Transmission and Distribution Business. Ohio Power presently operates as a functionally separated electric utility and no longer charges bundled rates for its retail sales of electricity. As such, Ohio Power provides (i) distribution services to retail customers at rates approved by the PUCO which rates will be frozen through December 31, 2007; (ii) transmission services at rates approved by FERC; and
(iii) "default" retail electric generation service at rates that are currently frozen but will eventually be based on market prices. The aggregate of Ohio Power's transmission and distribution rates are frozen through the Development Period, such that any adjustment of its transmission rates by FERC will be mitigated by a corresponding adjustment to its distribution rates by the PUCO. Ohio Power has received approval from the PUCO and FERC and has sought approval from the SEC to legally separate and transfer all or substantially all of its Transmission and Distribution Business to Ohio Wires, which would be a newly formed subsidiary. Ohio Power, however, is currently determining the regulatory feasibility of complying with restructuring legislation through continued functional separation. Assuming regulatory compliance, it is currently our intention to remain functionally separated. For more information on actions that need to be taken in order for Ohio Power to remain functionally separated, see Functional Separation.

      Ohio Power will be the sole obligor of the Exchange Notes and, to the extent legal separation occurs and an Exchange Note is exchanged for an Ohio Wires Note as described under DESCRIPTION OF THE EXCHANGE NOTES - Exchange of Exchange Notes Upon Legal Separation, Ohio Wires will be the sole obligor of the Ohio Wires Notes. Neither AEP nor any of its other subsidiaries or affiliates will guarantee or provide other credit or funding support for the Exchange Notes or Ohio Wires Notes.

      Currently, Ohio Power's principal operations are:

o Electric Distribution - Ohio Power serves approximately 698,000 retail customers in the northwestern, east central, eastern and southern sections of Ohio. Ohio Power's distribution network consists of 20,676 miles of overhead primary conductors, 7,718 miles of overhead secondary and street light conductors, 1,299 miles of underground primary conductors and 458 miles of underground secondary and street light conductors. The majority of Ohio Power's distribution system operates at 34-kV and 12-kV.

o Electric Transmission - Ohio Power's electric transmission business provides non-discriminatory wholesale open access to Ohio Power's transmission facilities. Ohio Power also uses its transmission system in the delivery of energy to its wholesale and retail customers. Ohio Power's transmission facilities transverse almost 7,342 square miles of Ohio and consist of 509 circuit miles of 765-kV transmission lines, 649 circuit miles of 345-kV transmission lines and 4,345 circuit miles of 138-kV and 69-kV transmission lines and over 508 substations.

o Electric Generation - Ohio Power owns 8,464 MW of coal fired generation and 48 MW of hydroelectric generation. Ohio Power and four other affiliated regulated utilities located in AEP's east zone are parties to the Interconnection Agreement dated July 6, 1951, as amended (the Power Pool), defining the method by which the parties share the costs and benefits associated with their generating plants. Substantially all of Ohio Power's power sale and purchase transactions are conducted through the Power Pool. Ohio Power and the same four affiliate utility companies are also parties to the AEP System Interim Allowance Agreement (the Allowance Agreement), which provides, among other things, for the transfer of emission allowances associated with transactions under the Power Pool. Ohio Power has historically owned more generation than required to serve its retail customers and has therefore been a net seller to the Power Pool.

Customer Base

      Ohio Power's service area is strongly tied to the steel, automotive and chemical industries, as well as petroleum refining, rubber and plastics industries. As of and for the twelve months ended December 31, 2002, residential customers comprised 86% of Ohio Power's retail customers, 26% of its retail MWH sales and 36% of its operating revenues; commercial customers comprised 12% of retail customers, 20% of its retail MWh sales and 23% of its operating revenues; and industrial customers comprised 1% of retail customers, 53% of its retail MWh sales and 40% of its operating revenues and other retail customers comprised less than 1% of its retail customers, retail MWh sales and operating revenues.

Capital Expenditures

      The following table shows our construction expenditures during 2000, 2001 and 2002 and current estimates of 2003 construction expenditures, in each case including allowance for funds used during construction but excluding assets acquired under leases.

                              2000       2001      2002       2003
                             Actual     Actual    Actual    Estimate
                                          (in millions)
Generation                    $157      $280       $226      $134
Transmission                    22         8         55        36
Distribution                    68        53         70        69
General                          7         3          5         0
                              ----      ----       ----      ----
   TOTAL                      $254      $344       $356      $239
                              ====      ====       ====      ====

      Our construction program is reviewed continuously and is revised from time to time in response to changes in estimates of customer demand, business and economic conditions, the cost and availability of capital, environmental requirements and other factors. Changes in construction schedules and costs, and in estimates and projections of needs for additional facilities, as well as variations from currently anticipated levels of net earnings, Federal income and other taxes, and other factors affecting cash requirements, may increase or decrease the estimated capital requirements for our construction program.

Transmission Network

      Ohio Power and four other affiliated utility companies located in AEP's east zone are parties to the Transmission Agreement, dated April 1, 1984, as amended (the Transmission Agreement), defining how they share the costs associated with their relative ownership of the extra-high-voltage transmission system (facilities rated 345-kV and above) and certain facilities operating at lower voltages (138-kV and above). In addition to its AEP system interconnections, Ohio Power also is interconnected with the following unaffiliated utility companies: Cincinnati Gas & Electric Company, The Cleveland Electric Illuminating Company, DP&L, Duquesne Light Company, Kentucky Utilities Company, Monongahela Power Company, Ohio Edison Company, Toledo Edison Company, and West Penn Power Company.

      In compliance with the FERC requirements, functional control of Ohio Power's transmission network will become the responsibility of a Regional Transmission Organization (RTO). The RTO will be responsible for ensuring equal access to transmission service by all wholesale market participants. In May 2002, AEP announced an agreement with the Pennsylvania-New Jersey-Maryland RTO (the PJM) Interconnection to pursue terms for participation in its RTO. In July 2002, the FERC tentatively approved the decision of certain AEP subsidiaries, including Ohio Power, to join PJM subject to certain conditions being met. The performance of these conditions is only partially under AEP's control. In October 2002, PJM announced that the AEP subsidiaries including Ohio Power and other unaffiliated utilities planned to turn functional control of their transmission lines over to PJM during the first quarter of 2003 and were scheduled to be integrated into the PJM energy markets by May 2003. Legislation adopted in a jurisdiction in which one of our affiliates operates and other regulatory considerations have delayed our participation in PJM.

Regulation

      Ohio Power is currently regulated by the FERC, SEC and the PUCO. Beginning January 1, 2001, with the implementation of S.B. 3, the PUCO effectively ceased rate regulation of Ohio Power's generation and transmission functions. The FERC continues to regulate Ohio Power's transmission and wholesale power transactions and the SEC continues its regulatory oversight of Ohio Power as a utility owned by an electric utility holding company registered under the Public Utility Holding Company Act of 1935 (the 1935 Act).

Ohio Restructuring

      S.B. 3 requires vertically integrated electric utility companies that offer competitive retail electric service in Ohio to separate their generating functions from their transmission and distribution functions. Effective January 1, 2001, S.B. 3 removed generation and other competitive functions from rate regulation by the PUCO. S.B. 3 also provides for the Development Period during which retail customers can choose their electric power suppliers or have the protection of Default Service at frozen generation rates from the incumbent utility. The Development Period began on January 1, 2001 and will terminate no later than December 31, 2005, but the PUCO may terminate the Development Period for one or more customer classes before that date if it determines either that effective competition exists in the incumbent utility's certified territory or that there is a twenty percent switching rate of the incumbent utility's load by the customer class. At least one utility in Ohio has filed a settlement with the PUCO that would extend the Development Period for that utility.

      Following the Development Period, retail customers will receive distribution and, where applicable, transmission service from the incumbent utility whose distribution rates will be approved by the PUCO and whose transmission rates will be approved by the FERC. Retail customers will continue to have the right to choose their electric power suppliers or have the protection of Default Service which must be offered by the incumbent utility at market rates. The PUCO has circulated a draft of proposed rules on competitive bidding processes but has not yet identified the specific method by which it will determine market rates for Default Service following the Development Period.

Functional Separation

      Ohio Power is currently operating on a functionally separated basis. With respect to retail customers in Ohio, it is providing distribution service at rates approved by the PUCO (which rates will be frozen at the end of the Development Period through December 31, 2007), transmission service at rates approved by FERC (the aggregate of the transmission and distribution rates are frozen per S.B.3 through the Development Period, such that any adjustment of its transmission rates by FERC will be mitigated by a corresponding adjustment to Ohio Power's distribution rate by the PUCO) and Default Service at current generation rates, which are frozen during the Development Period. Although it could purchase power from third parties (and reserve all of its own generation capacity for sales into the wholesale power market), Ohio Power currently meets its Default Service obligation from its own sources of generation. Although Ohio Power has formed competitive retail electric service affiliates for the purpose of competing in the retail generation market in Ohio, Ohio Power has not actively pursued that market and Ohio Power has applied to revoke the license of such affiliates.

      While Ohio Power is presently operating as a functionally separated electric utility company, it has sought and, from certain governmental entities, obtained regulatory approval to legally separate. However, Ohio Power is currently determining the regulatory feasibility of complying with restructuring legislation through continued functional separation. Assuming regulatory compliance, it is currently its intention to remain functionally separated. Subject to such regulatory compliance, management believes that so long as Ohio Power did not participate during the Development Period in the competitive retail generation market in Ohio, it would likely not be required under S.B. 3 to legally separate. If Ohio Power remained functionally separated throughout the Development Period, it would operate as described in the paragraph above and bear the risk that its generation costs (including the price of fuel and the costs of environmental compliance) exceed the frozen generation rates it charges its Default Service customers. Ohio Power would be foreclosed from marketing generation to retail customers in Ohio served by other utilities who might otherwise be willing to purchase from Ohio Power at rates higher than Ohio Power's frozen Default Service rate. Any such prohibition on marketing to retail customers in Ohio would not likely apply to marketing to wholesale customers.

      Ohio Power's compliance with restructuring legislation through continued functional separation during the Development Period may require the approval of or notification to the PUCO; it may also require notification to the FERC and the SEC. Following the end of the Development Period, given the current uncertainty with respect to the method by which Default Service market rates will be determined and the legal status of the winning bidder (in the event of an auction style process), there is some question as to whether Ohio Power would be required under S.B. 3 to legally separate. Further action by the PUCO may be necessary to resolve this question. If legal separation were not required following the end of the Development Period, the principal difference in post-Development Period operations would be that the rates Ohio Power could charge for providing Default Service would be at market rates as determined by the PUCO, not the current frozen generation rate. Given that the PUCO has not yet identified the method by which it will determine market rates for Default Service following the Development Period, it is not possible to predict how market rates will be determined. Ohio Power would bear the risk that the costs of providing Default Service exceed what is determined to be market rates. Further, foregoing participation in the competitive retail generation market in Ohio would likely bar Ohio Power not only from marketing generation to retail customers as described above but, possibly, from submitting bids to provide retail generation service in auctions or similar proceedings which the PUCO may direct to determine the market price for generation for Default Service providers.

      Although the FERC has approved the right of withdrawal of Ohio Power from the Power Pool and the Allowance Agreement as part of its order approving the settlement agreements and AEP's restructuring application, Ohio Power is not required to withdraw and has remained a party to each. If Ohio Power remains a party to these agreements, notification to or approval by the FERC may be required. Ohio Power's withdrawal from the Power Pool and Allowance Agreement would effectively end its rights and obligations in those agreements, including its duty to sell power to and its right to receive revenues from the remaining regulated utility affiliates in those agreements. Ohio Power's withdrawal would free its generation capacity for other wholesale marketing transactions, including wholesale transactions with affiliates.

Our Operations If We Legally Separate

      If we are unable to remain functionally separated and we legally separate, the Transmission and Distribution Business would be transferred to Ohio Wires and Ohio Power would own and operate the generation business. Ohio Wires would be regulated by the FERC with respect to its transmission rates, by the SEC as a utility owned by an electric utility holding company registered under the 1935 Act, and by the PUCO with respect to its distribution rates. In the case of legal separation, Ohio Power would be regulated by the FERC with respect to its wholesale power sales and by the SEC as a utility owned by an electric utility holding company registered under the 1935 Act. The effective freeze in the aggregate transmission and distribution rates of Ohio Power pursuant to S.B. 3 would apply through the end of the Development Period, at which time the distribution rate would remain frozen through December 31, 2007.

      During the remainder of the Development Period, Ohio Wires would be responsible for providing distribution service at rates approved by the PUCO (which rates would remain frozen from the end of the Development Period through December 31, 2007), transmission service at rates approved by FERC and Default Service at current generation rates which are frozen during the Development Period. Although Ohio Wires could purchase power from third parties to meet its Default Service obligations, management could cause Ohio Wires to enter into an agreement with a power marketing affiliate (PMA), also owned by AEP, to purchase all of the generation that Ohio Wires requires to meet its Default Service obligation at a price equal to the amounts Ohio Wires collects from its Default Service customers. That agreement would terminate at the end of the Development Period. To enable the PMA to meet this requirement, management would cause Ohio Power to sell power to PMA at Ohio Power's cost. Because it would buy at Ohio Power's cost and sell to Ohio Wires at the current frozen generation rate, PMA would bear the risk that its costs exceed what it collects from Ohio Wires. All of the power supply agreements between PMA and Ohio Wires would be characterized as straight "pass-through" agreements with respect to rates, as PMA would recover only those amounts that Ohio Wires charges its retail customers.

      Following the end of the Development Period, Ohio Wires would continue to be responsible for providing distribution, transmission and Default Service to retail customers in its franchised service areas in Ohio. The principal difference in post-Development Period operations would be that the rates Ohio Wires could charge for providing Default Service would not be frozen at the current generation rate but would be a market rate, which the PUCO has yet to identify the method for determining. It is not possible to predict the method by which market rates will be determined. Although it is currently anticipated that the generation supply component would be a pass through component for providers of Default Service, Ohio Wires would bear the risk that its costs of providing Default Service exceed the amount that it recovers, such recoverable amount being the market rate that is determined by the PUCO.

                               THE EXCHANGE OFFER

General

      Ohio Power hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal (which together constitute the exchange offer), to exchange up to $250 million aggregate principal amount of our 2013 Notes for a like aggregate principal amount of our 2013 Exchange Notes and to exchange up to $250 million aggregate principal amount of our 2033 Notes for a like aggregate principal amount of our 2033 Exchange Notes, properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding Notes.

      As of the date of this prospectus, $250 million aggregate principal amount of the 2013 Notes and $250 million aggregate principal amount of the 2033 Notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about ____________, 2003, to all holders of outstanding Notes known to Ohio Power. Ohio Power's obligation to accept outstanding Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under Certain Conditions to the Exchange Offer below. Ohio Power currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

      We have entered into a Registration Rights Agreement with the initial purchasers of the outstanding Notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding Notes for Exchange Notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 270 days after the closing date and keep the exchange offer registration statement effective for not less than 30 calendar days (or longer if required by applicable law). The Exchange Notes will have terms substantially identical to the outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe certain obligations in the Registration Rights Agreement. The outstanding Notes were issued on February 14, 2003.

      Under the circumstances set forth in the Registration Rights Agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding Notes and keep the statement effective for up to the earliest of (i) two years from the date the outstanding Notes were originally issued by us; (ii) the date on which the outstanding Notes become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act; or (iii) for such shorter period that will terminate when all outstanding Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding or otherwise to be outstanding Notes.

      If we fail to comply with certain obligations under the Registration Rights Agreement, we will be required to pay additional interest to holders of the outstanding Notes.

      Each holder of outstanding Notes that wishes to exchange outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

o any Exchange Notes will be acquired in the ordinary course of its business;
o the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding Notes or the Exchange Notes within the meaning of the Securities Act;
o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;
o if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and
o if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See PLAN OF DISTRIBUTION.

Resale of Exchange Notes

      Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any Exchange Noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
o the Exchange Notes are acquired in the ordinary course of the holder's business; and
o the holder does not intend to participate in the distribution of the Exchange Notes.

      Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

o cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and
o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned PLAN OF DISTRIBUTION for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the outstanding Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide (except, under certain conditions, in connection with legal separation) for any additional amounts upon our failure to fulfill certain of our obligations under the Registration Rights Agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the outstanding Notes.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

      As of the date of this prospectus, $250 million aggregate principal amount of the 2013 Notes and $250 million aggregate principal amount of the 2033 Notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the Indenture relating to the outstanding Notes, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.

      We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to the holders. Under the terms of the exchange offer and Registration Rights Agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption Certain Conditions to the Exchange Offer.

      Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled Fees and Expenses below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time on ____________, 2003, unless in our sole discretion we extend it.

      In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

o     to delay accepting for exchange any outstanding Notes;
o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under Certain Conditions to the Exchange Offer have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or
o under the terms of the exchange offer and Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding Notes of the amendment.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in our reasonable judgment:

o the Exchange Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;
o the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or
o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us:

o the representations described under Purpose and Effect of the Exchange Offer, Procedures for Tendering and PLAN OF DISTRIBUTION; and
o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding Notes by giving oral or written notice of the extension to their holders. During any such extensions, all Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding Notes as promptly as practicable.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

Procedures for Tendering

      Only a holder of outstanding Notes may tender the outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

o complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or
o comply with DTC's Automated Tender Offer Program procedures described below.

   In addition, either:

o the exchange agent must receive the outstanding Notes along with the accompanying letter of transmittal;
o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent's message; or
o the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under Exchange Agent prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

      The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding Notes either:

o make appropriate arrangements to register ownership of the outstanding Notes in such owner's name; or
o obtain a properly completed bond power from the registered holder of outstanding Notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes are tendered:

o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or
o     for the account of an eligible guarantor institution.

      If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, the outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the accompanying letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Notes that are the subject of the book-entry confirmation;
o the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and
o     the agreement may be enforced against that participant.

      We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue Exchange Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

o outstanding Notes or a timely book-entry confirmation of the outstanding Notes into the exchange agent's account at DTC; and
o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

      By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding Notes will represent or be deemed to have represented to us that, among other things:

o any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;
o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;
o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;
o if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes. See PLAN OF DISTRIBUTION; and
o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding Notes by causing DTC to transfer the outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

o     the tender is made through an eligible guarantor institution;
o prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message relating to guaranteed delivery:

1. setting forth the name and address of the holder, the registered number(s) of the outstanding Notes and the principal amount of outstanding Notes tendered;
2.      stating that the tender is being made thereby; and
3. guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

o the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders at any time prior to the expiration date.

      For a withdrawal to be effective:

o the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the address set forth below under Exchange Agent, or
o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

      Any notice of withdrawal must:

o specify the name of the person who tendered the outstanding Notes to be withdrawn;
o identify the outstanding Notes to be withdrawn, including the principal amount of the outstanding Notes; and
o where certificates for outstanding Notes have been transmitted, specify the name in which the outstanding Notes were registered, if different from that of the withdrawing holder.

      If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

o     the serial numbers of the particular certificates to be withdrawn; and
o a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

      If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding Notes will be credited to an account maintained with DTC for outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding Notes may be retendered by following one of the procedures described under Procedures for Tendering above at any time prior to the expiration date.

Exchange Agent

      Bank One, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Regular, Registered, Certified   By Facsimile Transmission
Mail, Overnight Courier             (for Eligible Guarantor
or Hand:                            Institutions only):
Bank One, N.A.                      (614) 248-9987,
1111 Polaris Parkway                Corporate Trust Operations
Columbus, OH 43240                  Exchange Unit
Attention:  Corporate Trust         To Confirm by Telephone:
Operations Exchange Unit            (800) 346-5153,
                                    Corporate Trust Operations
                                    Exchange Unit

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $220,000. They include:

o     SEC registration fees;
o     fees and expenses of the exchange agent and Trustee;
o     accounting and legal fees and printing costs; and
o     related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

o certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;
o tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or
o a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

      If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

      Holders who tender their outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

      Holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding Notes (except in the event of legal separation):

o as set forth in the legend printed on the outstanding Notes as a consequence of the issuance of the outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and
o otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes.

      In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

o     cannot rely on the applicable interpretations of the SEC; and
o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

      We will record the Exchange Notes in our accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the Exchange Notes.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

                        DESCRIPTION OF THE EXCHANGE NOTES

General

      We will issue the Exchange Notes under an Indenture dated as of February 1, 2003 between us and Bank One, N. A., as trustee, as supplemented by supplemental indentures or company orders. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have on file or will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents. You may also review these documents at the Trustee's offices at 1111 Polaris Parkway, Columbus, Ohio 43240.

      The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as provided in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms. We may from time to time, without consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. The Exchange Notes will each be a single series of notes under the Indenture.

      The Exchange Notes are unsecured and will rank equally with all our senior unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our Mortgage and Deed of Trust, dated as of October 1, 1938, as previously supplemented and amended (mortgage indenture), between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee. In the event of legal separation, we currently intend to retire or defease our obligations under our mortgage indenture. For current information on our debt outstanding, see our most recent Form 10-K and 10-Q. In addition, see WHERE YOU CAN FIND MORE INFORMATION.

      The Exchange Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The Exchange Notes of each series will be issuable in denominations of $1,000 or any integral multiples of $1,000 in excess thereof. The Exchange Notes will not be subject to any conversion, amortization, or sinking fund.

Principal Amount, Maturity and Interest

      The 2013 Exchange Notes will be initially issued in aggregate principal amount of $250,000,000 and the 2033 Exchange Notes will be initially issued in aggregate principal amount of $250,000,000.

      The 2013 Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2013 and will bear interest at the rate of 5.50% per annum from the date of original issuance or, if interest has already been paid, from the date it was most recently paid, until February 15, 2013. The 2033 Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2033 and will bear interest at the rate of 6.60% per annum from the date of original issuance or, if interest has already been paid, from the date it was most recently paid, until February 15, 2033.

      Interest on each Exchange Note will be payable semi-annually in arrears on each February 15 and August 15 and at redemption, if any, or maturity. The initial interest payment date is [August 15, 2003.] Each payment of interest shall include interest accrued through the day before such interest payment date. Interest on the Exchange Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      We will pay interest on the Exchange Notes of each series (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of the Exchange Notes as of the Regular Record Date (as defined below) for each interest payment date. We will pay the principal of the Exchange Notes and any premium and interest payable at redemption, if any, or maturity in immediately available funds at the office of the Trustee at 1111 Polaris Parkway, Columbus, Ohio 43240.

      If any interest payment date, redemption date or the maturity is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

      The "Regular Record Date" will be the January 31 or July 31 prior to the relevant interest payment date.

      "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

Optional Redemption

      We may redeem any or all series of the Exchange Notes in whole or in part by delivering written notice to the Noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Exchange Notes of a series at one time, the Trustee will select the Exchange Notes to be redeemed in a manner it determines to be fair.

      We may redeem the Exchange Notes of each series at any time at a "make whole" redemption price equal to the greater of (i) the principal amount of the Exchange Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points in the case of the 2013 Exchange Notes and 30 basis points in the case of the 2033 Exchange Notes, plus, in each case, accrued interest thereon to the date of redemption.

      "Treasury Rate," applicable to each series, means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue," applicable to each series, means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes.

      "Comparable Treasury Price," applicable to each series, means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the Trustee.

      "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer selected by us and reasonably acceptable to the Trustee.

      "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Consolidation, Merger or Sale

      Subject to the conditions described under Exchange of Exchange Notes upon Legal Separation, we or the successor to the Exchange Notes, as the case may be, may merge or consolidate with any corporation or sell all or substantially all of our or its assets as an entirety as long as the successor or purchaser of such assets expressly assumes the payment of principal, and premium, if any, and interest on the Exchange Notes. For a discussion of the consequences of the sale or transfer of all or substantially all of our Transmission and Distribution Business, see Exchange of Exchange Notes upon Legal Separation below.

Exchange of Exchange Notes upon Legal Separation

      If all or substantially all of our Transmission and Distribution Business is transferred to Ohio Wires (whether or not the Transmission and Distribution Business constitutes "substantially all" of our total assets) as discussed above under OHIO POWER COMPANY - Our Operations If We Legally Separate, Noteholders will have the option to exchange their Exchange Notes for Ohio Wires Notes, the terms of which will be identical in all material respects to the Exchange Notes. Alternatively, a Noteholder may elect to retain its Exchange Notes. If any Noteholder fails to elect to retain its Exchange Notes, unless otherwise required by law, such Noteholder will be deemed to have exercised its option to exchange its Exchange Notes for Ohio Wires Notes. The transfer of all or substantially all of our Transmission and Distribution Business would not constitute a default with respect to the Exchange Notes nor would it be deemed a sale or transfer of all or substantially all of our assets for purposes of the Indenture. Additionally, such transfer would not alter the terms of the Exchange Notes, and the Exchange Notes will continue to be governed by the Indenture.

Limitation on Secured Debt

      So long as any of the Exchange Notes are outstanding, we will not create or permit to be created or to exist or permit any of our subsidiaries to create or permit to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively, Liens) on any utility properties or tangible assets now owned or hereafter acquired by us or our subsidiaries to secure any indebtedness for borrowed money (Secured Debt), without providing that the outstanding Exchange Notes will be similarly secured. This restriction does not apply to our existing first mortgage bonds that have previously been issued under our mortgage indenture or any indenture supplemental thereto; provided that this restriction will apply to future issuances thereunder (other than issuances of refunding first mortgage bonds). In addition, this restriction does not prevent the creation or existence of:

o Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;
o     Financing of our accounts receivable for electric service;
o Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses; and
o The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

      In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued; provided that amount of such Secured Debt that does not exceed 15% of Net Tangible Assets as defined below.

      "Net Tangible Assets" means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on our balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount, energy trading contracts, regulatory assets, deferred charges and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities appearing on such balance sheet.

      This restriction also will not apply to or prevent the creation or existence of leases (operating or capital) made, or existing on property acquired, in the ordinary course of business.

Book-Entry

      We will issue the Exchange Notes in the form of one or more fully registered global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global security directly through DTC or indirectly through organizations which are participants in the DTC system.

      Unless and until they are exchanged in whole or in part for certificated securities, the global securities may not be transferred except as a whole by DTC or its nominee. DTC has advised us as follows:

o DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.
o DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the respective principal amounts of the securities represented by the global securities to the accounts of those persons who have accounts with DTC designated by the Initial Purchasers. Ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

      As long as DTC or its nominee is the registered owner or holder of the global securities, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the securities represented by the global securities for all purposes under the Indenture and the securities. No beneficial owners of an interest in the global securities will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the Indenture. Owners of beneficial interests in the global securities will not:

o be entitled to have the securities represented by the global securities registered in their names,
o receive or be entitled to receive physical delivery of certificated securities in definitive form, and o be considered to be the owners or holders of any securities under the global securities.

      Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of securities under the global securities. We understand that under existing industry practice, if an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payments of the principal of, premium, if any, and interest on the securities represented by the global securities will be made by us to the Trustee and from the Trustee to DTC or its nominee, as the case may be, as the registered owner of the global securities. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global securities, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

      DTC has advised us that DTC will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account the DTC interests in the global securities are credited. Further, DTC will take any action permitted to be taken by a holder of securities only in respect of that portion of the aggregate principal amount of securities as to which the participant or participants has or have given that direction.

      Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      Beneficial interests in global securities may be exchanged for certificated securities only if:

o DTC notifies the Trustee that it is unwilling or unable to continue as a depositary for the global securities or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days; or
o we decide at any time not to have the securities represented by global securities and so notify the Trustee.

Events of Default

      "Event of Default" means any of the following:

      - failure to pay for three business days the principal of (or premium, if any, on) any Exchange Note of a series when due and payable;
      - failure to pay for 30 days any interest on any Exchange Note of any series when due and payable;
      - failure to perform any other requirements in such Exchange Notes, or in the Indenture in regard to such Exchange Notes, for 90 days after notice;
      -    certain events of bankruptcy or insolvency; or
      -     any other event of default specified in a series of Exchange Notes.

      An Event of Default for a particular series of Exchange Notes does not necessarily mean that an Event of Default has occurred for any other series of Exchange Notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Exchange Notes of the series affected may require us to repay the entire principal of the Exchange Notes of such series immediately (Repayment Acceleration). In most instances, the holders of at least a majority in aggregate principal amount of the Exchange Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

      The Trustee must within 90 days after a default occurs, notify the holders of the Exchange Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

      Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Exchange Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Exchange Notes.

Modification of Indenture

      Under the Indenture, our rights and obligations and the rights of the holders of any Exchange Notes may be changed. Any change affecting the rights of the holders of any series of Exchange Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Exchange Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any Noteholders.

Legal Defeasance

      We will be discharged from our obligations on the Exchange Notes of any series at any time if:

o we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Exchange Notes of the series, and
o we deliver to the Trustee an opinion of counsel stating that the United States federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above, with such opinion based upon a ruling of the Internal Revenue Service (IRS) issued to us or a change of law or regulation occurring after the date hereof.

If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Exchange Notes and replacement of lost, stolen or mutilated Exchange Notes.

Covenant Defeasance

      We will be discharged from our obligations under any restrictive covenant applicable to the Exchange Notes of a particular series if:

o we deposit with the Trustee cash or government securities sufficient to pay the principal, interest and any premium due on or prior to maturity, and
o we deliver to the Trustee an opinion of counsel stating that the United States federal income tax obligations of the Noteholders will not change as a result of the defeasance.

If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Exchange Notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

      The Indenture and Exchange Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

      We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                    EXCHANGE OFFERS AND REGISTRATION RIGHTS

      Ohio Power and the initial purchasers entered into the Registration Rights Agreement dated as of February 1, 2003, in contemplation of the Notes issued on February 14, 2003, which we call the "issue date." We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

   (1) prepare and, as soon as practicable but not later than 210 calendar days following the issue date, file with the SEC a registration statement with respect to a registered offer, or the Registered Exchange Offer, to exchange the outstanding Notes for a like principal amount of Exchange Notes of Ohio Power;
   (2) use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act not later than 270 calendar days following the issue date;
   (3) keep the Registered Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the effective date of the registration statement containing this prospectus;
   (4) use our reasonable best efforts to cause the exchange offer to be consummated within 300 calendar days following the issue date; and
(5) promptly commence the exchange offer upon the effectiveness of the Exchange Offer Registration Statement.

      For each outstanding Note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such outstanding Note an Exchange Note having a principal amount equal to that of the surrendered outstanding Note. Interest on the Exchange Notes will accrue from the most recent interest payment date to which interest has been paid on the outstanding Notes surrendered in exchange therefor or, if no interest has been paid on such outstanding Notes, from the date of original issuance.

      Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it (a) is not an affiliate of ours within the meaning of Rule 405 under the Securities Act; (b) is not a broker-dealer tendering outstanding Exchange Notes acquired directly from us for its own account; (c) acquired the Exchange Notes in the ordinary course of its business; and (d) has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the Exchange Notes); provided, however, that broker-dealers receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes.

      A holder of outstanding Notes (other than certain specified holders) who wishes to exchange such outstanding Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of Ohio Power, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If: (i) because of any change in law or in currently prevailing interpretations of the staff, we are not permitted to effect the Registered Exchange Offer, (ii) the Registered Exchange Offer is not consummated within 300 calendar days of the issuance of the outstanding Notes, or (iii) any holder of an outstanding Note notifies us prior to the 20th day following the consummation of the Registered Exchange Offer that (i) such holder was prohibited by applicable law or SEC policy from participating in the Registered Exchange Offer, (ii) that such holder may not resell the Exchange Notes to the public without delivering a prospectus and that the prospectus contained in the Exchange offer registration statement is not appropriate or available for such resale by such holder or (iii) that it is a participating broker-dealer and holds outstanding Notes acquired directly from us or one of our affiliates, then in each case, we will (x) promptly deliver to the holders written notice thereof and (y) at our sole expense (a) as promptly as practicable (but in no event more than 210 days after so required or requested pursuant to the registration rights agreement), file a shelf registration statement covering resales of those outstanding Notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act (but in no event more than 270 days after so required or requested pursuant to the registration rights agreement or, if later, 300 days after the outstanding Notes are issued) and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the Outstanding Notes or such time as all of the applicable outstanding Notes have been sold under the shelf registration statement.

      We will, if a shelf registration statement is declared effective, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Notes has become effective and take any other actions as are required to permit unrestricted resales of the outstanding Notes. A holder that sells outstanding Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver that prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver that information to us.

      If we fail to comply with certain provisions of the Registration Rights Agreement, as described below, then a special interest premium will become payable in respect of the outstanding Notes.

      If: (i) the exchange offer registration statement is not filed with the SEC on or before the 210th calendar day after the issuance of the outstanding Notes; (ii) the exchange offer registration statement is not declared effective on or before the 270th calendar day after the issuance of the outstanding Notes; or (iii) the Registered Exchange Offer is not consummated or the shelf registration statement is not declared effective on or before the 300th calendar day after the issuance of the outstanding Notes, the special interest premium will accrue in respect of the outstanding Notes from and including the next calendar day following each of (a) such 210-day period in the case of clause (i) above, (b) such 270-day period in the case of clause (ii) above, and (c) such 300-day period in the case of clause (iii) above, in the case of clauses (i) and
(ii) above at a rate equal to 0.25% per annum and in the case of clause (iii) at a rate equal to 0.50% per annum.

      If the exchange offer registration statement is not declared effective on or before the 300th calendar day after the issuance of the outstanding Notes and we request holders of the outstanding Notes to provide the information called for by the registration rights agreement for inclusion in the shelf registration statement, the outstanding Notes owned by holders who do not deliver such information to us when required pursuant to the registration rights agreement will not be entitled to any such increase in the interest rate for any day after the 300th day following the issuance of the outstanding Notes. Upon (1) the filing of an exchange offer registration statement after the 210-day period described in clause (i) above, (2) the effectiveness of the exchange offer registration statement after the 270-day period described in clause (ii) above or (3) the consummation of the Registered Exchange Offer or the effectiveness of a shelf registration statement, as the case may be, after the 300-day period described in clause (iii) above, the interest rate on the Outstanding Notes from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus for the Outstanding Notes.

      If a shelf registration statement is declared effective pursuant to the foregoing paragraphs, and if such shelf registration statement ceases to be continuously effective or the prospectus contained in such shelf registration statement ceases to be usable for resales (x) at any time prior to the earlier of two years (or if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the outstanding Notes or such time as all of the applicable outstanding Notes have been sold under the shelf registration statement or (y) due to corporate developments, public filings with the SEC or similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 90 days (whether or not consecutive and whether or not arising out of a single or multiple circumstances) in any twelve-month period (the day, with respect to (x), or the 91st day, with respect to (y), being referred to as the "default day"), then from the default day until the earlier of (i) the date that the shelf registration statement and the prospectus are again deemed effective and usable for resales, respectively, (ii) the date that is the second anniversary of the issuance of the outstanding Notes (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or (iii) the date as of which all of the outstanding Notes are sold pursuant to the shelf registration statement, the special interest premium in respect of the outstanding Notes will accrue at a rate equal to 0.50% per annum. The aggregate amount of the special interest premium in respect of the outstanding Notes payable pursuant to the above provisions will in no event exceed 0.50% per annum.

Registration and Exchange Rights if Ohio Power Legally Separates

      If legal separation does occur, Ohio Wires will be obligated to file an exchange offer registration statement and offer holders the following options:
(i) retain their Exchange Notes or (ii) exchange their Exchange Notes for Ohio Wires Notes registered under the Securities Act. Additionally, a holder of outstanding Notes (who chose not to exchange its Notes for registered Ohio Power Exchange Notes pursuant to the Registered Exchange Offer) may elect to (i) retain its outstanding Notes or (ii) exchange its outstanding Notes for Ohio Wires Notes registered under the Securities Act.

      If a holder of a Note or an Exchange Note fails to elect to retain such note unless otherwise required by law, such holder will be deemed to have exercised its option to exchange such note for a registered Ohio Wires Note. Furthermore, Ohio Wires will be obligated to file the applicable exchange offer registration statement within a specified period of time and failure to do so will result in Ohio Power paying additional interest on the applicable notes.

      If Ohio Power legally separates and a Noteholder elects to retain its Exchange Notes, neither Ohio Power nor Ohio Wires will be obligated to file an exchange offer registration statement or a shelf registration statement with respect to such Exchange Notes.

      Each Exchange Note will contain a legend to the effect that the holder of the Exchange Note, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement in the event of legal separation.

      The registration rights agreement will be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a form of which is available upon request to us. In addition, the information set forth above concerning certain interpretations and positions taken by the staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to these matters.

      In the case of an exchange offer by Ohio Wires as the result of legal separation after consummation of the Registered Exchange Offer by Ohio Power, Ohio Wires will be subject, with respect to timing, to only the requirement that it consummate the exchange offer within 150 days from the date of legal separation. Premium special interest will accrue on the Exchange Notes at the rate of 0.50% per annum if Ohio Wires fails to consummate the exchange offer within such 150 days.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Exchange of Notes

      The exchange of outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the outstanding Note exchanged therefor and the basis of the Exchange Note will be the same as the basis of the outstanding Note immediately before the exchange.

      In any event, persons considering the exchange of outstanding Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Consequences to Holders

      The following summary describes the material United States federal income tax consequences of the ownership of Exchange Notes as of the date hereof. Except where noted, the discussion below only deals with Exchange Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding Exchange Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or U.S. Holders (as defined below) of the Exchange Notes whose "functional currency" is not the United States dollar. In addition, this discussion does not address the consequences of holding outstanding Notes that were not exchanged for Exchange Notes. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. If a partnership holds our Exchange Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Exchange Notes, you should consult your tax advisors. Persons considering the purchase, ownership or disposition of Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

      As used herein, a "U.S. Holder" of a Exchange Note means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder (other than an entity treated as a partnership) that is not a U.S. Holder.

Payments of Interest

      Stated interest on an Exchange Note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

Sale, Exchange and Retirement of Exchange Notes

      A U.S. Holder's tax basis in an Exchange Note will, in general, be the same as the basis in such holder's outstanding Note immediately before the exchange. Upon the sale, exchange, retirement or other disposition of a Exchange Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued and unpaid interest, which will be treated as a payment of interest for United States federal income tax purposes) and the adjusted tax basis of the Exchange Note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount

      If a U.S. Holder purchases an outstanding Note and exchanges it for an Exchange Note or purchases an Exchange Note, in either case, for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the outstanding Note exchanged for an Exchange Note, if any, and on such Exchange Note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note or an outstanding Note exchanged for an Exchange Note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition of an outstanding Note exchanged for an Exchange Note or an Exchange Note, as the case may be, to the maturity date of the Exchange Note, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

      A U.S. Holder that purchases an outstanding Note and exchanges it for an Exchange Note or that purchases an Exchange Note, in either case, for an amount in excess of the sum of all amounts payable on such note after the purchase date other than qualified stated interest will be considered to have purchased such note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of the outstanding Note or the Exchange Note, as the case may be, on a constant yield method as an offset to interest when includible in income under the U.S. Holder's regular accounting method. If a U.S. Holder does not make such an election, the premium will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Note.

Optional Redemption

      Under certain circumstances exercise of the option to redeem the Exchange Notes will require us to pay a "make-whole" premium to a holder of the Exchange Notes. We intend to take the position that the Exchange Notes should not be treated as contingent payment debt instruments because of this additional payment. If the IRS successfully challenges this position, and the Exchange Notes are treated as contingent payment debt instruments, the tax consequences of holding and disposing of the Exchange Notes will differ materially from those discussed herein.

      You are urged to consult your own tax advisors regarding the United States federal income tax treatment of the "make-whole" premium and the consequences thereof.

Legal Separation

Tax consequences to U.S. Holders who retain their Exchange Notes

      If we complete the legal separation, as more fully described under DESCRIPTION OF THE EXCHANGE NOTES--Exchange of Exchange Notes upon Legal Separation, the legal separation will not result in a taxable event to those U.S. Holders who elect to retain their Exchange Notes.

Tax consequences to U.S. Holders who do not retain their Exchange Notes

      If we complete the legal separation, as more fully described under DESCRIPTION OF THE EXCHANGE NOTES - Exchange of Exchange Notes upon Legal Separation, U.S. Holders who do not elect to retain their Exchange Notes will exchange the Exchange Notes for Ohio Wires Notes. Although no ruling has been requested or received from the IRS on the treatment of the exchange of the Exchange Notes, subject to the discussion below of "excess principal amount," we believe that in the case of the 2033 Ohio Wires Notes such exchange should qualify for tax-free treatment for United States federal income tax purposes. The treatment of the exchange of the 2013 Ohio Wires Notes is less certain, but we currently intend to take the position that, subject to the discussion below of "excess principal amount," such an exchange should also qualify for tax-free treatment if the exchange occurs before 2008.

      Even if the exchange qualifies for tax-free treatment, a U.S. Holder must nonetheless recognize gain to the extent of that portion of the Ohio Wires Note's fair market value that is attributable to the "excess principal amount," if any. If neither the Exchange Notes nor the Ohio Wires Notes are "publicly traded" (as discussed below), there will be no excess principal amount. However, if the Exchange Notes and/or the Ohio Wires Notes are publicly traded, the calculation of excess principal amount is not clear under current United States federal income tax law. In particular, such calculation might be based upon the issue prices of the Exchange Notes and the Ohio Wires Notes, rather than on their stated principal amounts. You should consult your own tax advisor regarding alternative interpretations of excess principal amount and the United Stated federal income tax consequences thereof.

      If, contrary to our position, the exchange of Exchange Notes is not treated as a tax-free transaction, the amount of gain or loss recognized by a U.S. Holder will generally be equal to the difference between the amount realized on the exchange and the U.S. Holder's adjusted tax basis in the Exchange Notes. The amount realized will be equal to the stated principal amount of the Ohio Wires Notes if neither the Exchange Notes nor the Ohio Wires Notes are treated as publicly traded. In such case, a U.S. Holder that purchased Exchange Notes at their stated principal amount (or exchanged outstanding Notes purchased at their stated principal amount for Exchange Notes under the exchange offer) will not realize gain or loss on the exchange. If, however, the Ohio Wires Notes are treated as publicly traded, the amount realized on the exchange will be equal to the fair market value of the Ohio Wires Notes at the time of the exchange. Alternatively, if the Exchange Notes but not the Ohio Wires Notes are treated as publicly traded, the amount realized on the exchange will be equal to the fair market value of the Exchange Notes at the time of the exchange. Except to the extent treated as ordinary income under the market discount rules, recognized gain or loss will generally be capital gain or loss; provided, however, that any amounts attributable to accrued but unpaid interest on the Exchange Notes will be taxable as ordinary interest income. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your initial tax basis in the Ohio Wires Notes will be the issue price of the Ohio Wires Notes on the date of the exchange, and the holding period of the Ohio Wires Notes will begin on the day after the exchange.

      Currently, we are unsure if the Exchange Notes or the Ohio Wires Notes will be publicly traded. The initial purchasers in the private offering of the Notes informed us that they intended to make a market in the Notes. However, the determination of whether the Exchange Notes or the Ohio Wires Notes will be publicly traded at the time of the legal separation (and resulting exchange) is a question of fact that depends on circumstances at or near the time of such exchange, including whether or not a market has been created for the Exchange Notes and/or the Ohio Wires Notes and whether or not recent price quotations of brokers, dealers or traders or actual prices of recent sales transactions are readily available.

      Regardless of whether the exchange of Exchange Notes is treated as a tax-free transaction, if either the Exchange Notes or the Ohio Wires Notes are treated as publicly traded, the Ohio Wires Notes may be considered as issued with a premium or original issue discount ("OID"). If the Ohio Wires Notes are issued with a premium, you may elect to amortize such premium over the life of the Ohio Wires Notes. If the Ohio Wires Notes are issued with OID, the tax consequences of holding and disposing of the Ohio Wires Notes will differ materially from those discussed herein. You are urged to consult your own tax advisor regarding the potential application of the OID rules and the consequences thereof.

      As more fully described under EXCHANGE OFFERS AND REGISTRATION RIGHTS - Registration and Exchange Rights if Ohio Power Legally Separates, we may be required to pay a special interest premium to U.S. Holders of Exchange Notes if Ohio Wires fails to file a registration statement and consummate an exchange offer of Exchange Notes for registered Ohio Wires Notes within 150 days from the date of legal separation. Although the matter is not free from doubt, we intend to take the position that a U.S. Holder of an Exchange Note should be required to report any such additional interest as ordinary income for United States federal income tax purposes at the time it accrues or is received in accordance with such holder's method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income may be different.

Non-U.S. Holders

      Under current United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

      (a) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a Exchange Note owned by a Non-U.S. Holder under the "portfolio interest" rule, provided that (i) interest paid on the Exchange Notes is not effectively connected with the beneficial owner's conduct of a trade of business in the United States, (ii) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (iii) the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership, (iv) the beneficial owner is not a bank whose receipt of interest on a Exchange Note is described in section 881(c)(3)(A) of the Code and (v) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

      (b) no withholding of United States federal income tax generally will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Exchange Note; and

      (c) an Exchange Note beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that any payment to such holder on the Exchange Note, would be eligible for exemption from the 30% federal withholding tax under the "portfolio interest" rule described in paragraph (a) above without regard to the statement requirement described in (a)(v) above.

      To satisfy the requirement referred to in (a)(v) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of us with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it, and furnishes a paying agent with a copy thereof. The statement requirement referred to in (a)(v) above may also be satisfied with other documentary evidence with respect to Exchange Notes held through an offshore account or through certain foreign intermediaries.

      If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides us or any paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or
(2) IRS Form W-8ECI stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

      If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Exchange Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

      Any gain realized upon the sale, exchange, retirement or other disposition of a Exchange Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

      Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and certain expatriates that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

U.S. Holders

      In general, information reporting requirements will apply to payments of principal and interest paid on Exchange Notes and to the proceeds upon the sale of an Exchange Note paid to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

      Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to Non-U.S. Holders of the Exchange Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

      In general, no backup withholding will be required with respect to payments made by us or any paying agent to Non-U.S. Holders if a statement described in (a)(v) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person).

      In addition, information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of the sale of a Exchange Note within the United States or conducted through United States-related financial intermediaries unless the statement described in (a)(v) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

                                     RATINGS

      The Exchange Notes are assigned a rating of A3 (stable outlook) by Moody's Investors Service, Inc. (Moody's), BBB (stable outlook) by Standard & Poor's Ratings Service (S&P) and BBB+ (stable outlook) by Fitch Ratings, Inc. (Fitch). Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the rating agency and should be evaluated independently of any other ratings.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make such prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 90 days after the consummation of the Exchange Offer and the date on which all broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the terms of the Registration Rights Agreement). We have also agreed that we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

      By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL OPINIONS

      Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, and one of our lawyers will each issue an opinion about the legality of the Exchange Notes for us.

                                     EXPERTS

      The financial statements of the Company incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated May 14, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes).

      The financial statement schedule of the Company incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K (as updated by the Company's Current Report on Form 8-K dated May 14, 2003) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

      The aforementioned reports have been so incorporated and included in reliance upon such firm given their authority as experts in accounting and auditing.


                                     PART II

Item 20.   Indemnification of Directors and Officers.

      Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio power and/or authority to indemnify any person who is or has been a director, officer, agent or employee of that corporation, or of another corporation, domestic or foreign, non-profit or for profit, limited liability company or a partnership, joint venture or other enterprise, at the request of that corporation, against expenses actually and reasonably incurred by him in connection with any pending, threatened or completed action, suit or proceeding, criminal or civil, to which he was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection therewith, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct shall have been adjudged unless a court determines that such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets, and that, in the case of a criminal matter, such person is determined to have had no reasonable cause to believe that his conduct was unlawful. Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Section 1701.13(E) further provides that unless the articles of incorporation or the code of regulations of a corporation state by specific reference to Section 1701.13(E) that Section 1701.13(E) does not apply to the corporation, and unless the only liability asserted against a director is pursuant to Section 1701.95, expenses incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking
(i) to repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director acted, or failed to act, with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Ohio Power's Code of Regulations provides for the indemnification of directors and officers of Ohio Power to the fullest extent permitted by law.

      The above is a general summary of certain provisions of Ohio Power's Code of Regulations and of the Ohio Revised Code and is subject in all respects to the specific and detailed provisions of Ohio Power's Code of Regulations and the Ohio Revised Code.

      Ohio Power maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.


Item 21.   Exhibits and Financial Statement Schedules.

      Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. ss. 201.24 and ss. 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

Exhibit No.                             Description

   3(a)     Copy of Amended Articles of Incorporation of Ohio Power, and
            amendments thereto to December 31, 1993 [Registration Statement No.
            33-50139, Exhibit 4(a); Annual Report on Form 10-K of Ohio Power for
            the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit
            3(b)].
   3(b)     Copy of Certificate of Amendment to Amended Articles of
            Incorporation of Ohio Power, dated May 3, 1994 [Annual Report on
            Form 10-K of Ohio Power for the fiscal year ended December 31, 1994,
            File No. 1-6543, Exhibit 3(b)].
   3(c)     Copy of Certificate of Amendment to Amended Articles of
            Incorporation of Ohio Power, dated March 6, 1997 [Annual Report on
            Form 10-K of Ohio Power for the fiscal year ended December 31, 1996,
            File No. 1-6543, Exhibit 3(c)].
   3(d)     Copy of Certificate of Amendment to Amended Articles of
            Incorporation of Ohio Power, dated June 3, 2002 [Quarterly Report on
            Form 10-Q of Ohio Power for the quarter ended June 30, 2002, File
            No. 1-6543, Exhibit 3(d)].
   3(e)     Composite copy of the Amended Articles of Incorporation of Ohio
            Power (amended as of June 3, 2002) [Quarterly Report on Form 10-Q of
            Ohio Power for the quarter ended June 30, 2002, File No. 1-6543,
            Exhibit 3(e)].
   3(f)     Copy of Code of Regulations of Ohio Power [Annual Report on Form
            10-K of Ohio Power for the fiscal year ended December 31, 1990, File
            No. 1-6543, Exhibit 3(d)].
  *4(a)     Indenture, dated as of February 1, 2003, between Ohio Power and Bank
            One, N.A., as Trustee for the unsecured Senior Notes
  *4(b)     First Supplemental Indenture, dated as of February 1, 2003, between
            Ohio Power and Bank One, N.A., as Trustee for the unsecured Senior
            Notes establishing certain terms of the 5.50% Senior Notes, Series
            D, due 2013 and the 5.50% Senior Notes, Series F, due 2013
  *4(c)     Second Supplemental Indenture, dated as of February 1, 2003, between
            Ohio Power and Bank One, N.A., as Trustee for the unsecured Senior
            Notes establishing certain terms of the 6.60% Senior Notes, Series
            E, due 2033 and the 6.60% Senior Notes, Series G, due 2033
  *4(d)     Registration Rights Agreement, dated as of February 1, 2003
  *5        Opinion of Simpson Thacher & Bartlett LLP as to the legality of the unsecured notes
  12        Statement re Computations of Ratios [Quarterly Report on
            Form 10-Q of Ohio Power for the quarter ended March 31,
            2003, File No. 1-6543, Exhibit 12]
 *23(a)     Consent of Deloitte & Touche LLP
  23(b)     Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5 filed herewith)
 *24        Powers of Attorney and resolutions of the Board of Directors of Ohio
            Power
 *25        Form T-1 re: eligibility of Bank One, N.A. to act as
            Trustee under the Indenture
 *99.1      Form of Letter of Transmittal
 *99.2      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
            Companies and other Nominees
 *99.3      Form of Letter to Clients
 *99.4      Form of Notice of Guaranteed Delivery


Item 22.   Undertakings

(a) Undertaking related to Rule 415 offering:

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Undertaking related to acceleration of effectiveness:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) Undertaking related to requests for information:

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) Undertaking related to post-effective amendments:

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Ohio Power being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 9th day of July, 2003.

                          OHIO POWER COMPANY

                          E. Linn Draper, Jr.*
                            Chairman of the Board and
                             Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                          Title                      Date

(i) Principal Executive
        Officer                    Chairman of the Board
                                    and Chief Executive
      E. Linn Draper, Jr.*                 Officer                July 9, 2003

(ii) Principal Financial
        Officer:

  /s/ Susan Tomasky
      Susan Tomasky                Vice President                 July 9, 2003

(iii) Principal Accounting
         Officer:

  /s/ Joseph M. Buonaiuto          Controller and Chief
       Joseph M. Buonaiuto         Accounting Officer             July 9, 2003

(iv) A Majority of the Directors:

      E. Linn Draper, Jr.*
      Geoffrey S. Chatas*
      Jeffrey D. Cross*
      H. W. Fayne*
      Thomas M. Hagan*
      A. A. Pena*
      Robert P. Powers*
      Thomas V. Shockley, III*
      Susan Tomasky                                               July 9, 2003

*By_/s/ Susan Tomasky__
(Susan Tomasky, Attorney-in-Fact)